Exhibit 99.1 – Press Release

ROYAL INVEST INTERNATIONAL CORP. ACQUIRES EIGHTEEN COMMERCIAL PROPERTIES IN EUROPE FOR OVER $140 MILLION U.S. DOLLARS

December 31, 2007– (New York, New York) Royal Invest International Corp. (OTC:RIIC) announced today that it has acquired eighteen prime commercial properties in the Netherlands and Germany through its European subsidiary Royal Invest Europe BV with financing from the Bank of Scotland.  The properties represent approximately 992,647 square feet (92.222 square meters) of rentable class A commercial space and generate annual rental income of €7,900,000 (approximately $11,500,000). The properties were acquired from multiple sellers for a total of €100,200,000 in cash and stock which is approximately $146,300,000 USD.

On December 27, 2007 Bank of Scotland approved €100,000,000 in financing for Royal Invest, allowing the above acquisitions as well as additional future real estate acquisitions in Europe currently in negotiation.

“This acquisition is consistent with our platform to acquire existing commercial properties in Europe, and this transaction is key in delivering our growth strategy,” said Mr. Jerry Gruenbaum, the CEO of Royal Invest International Corp.. “These initial high quality properties will enable Royal Invest International Corp. to become a world leader in the European commercial real estate sector.”

About the Company:

Royal Invest International Corp. (www.royalinvestinternational.com) is a U.S. publicly traded company that is one of the pre-eminent commercial real estate companies focused on the acquisition, development and management of commercial real estate in Europe.  Members of the company’s management team have been involved in the real estate industry in Europe for almost 400 years. The Company’s strategy is to acquire commercial real estate in Europe at an attractive price, then maintain or improve this value through development, creation of solutions for vacancy through renovation, upgrading and repositioning of the commercial real estate brought under its management.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to results of operations and financial condition and business development activities, as well as capital spending and financial sources.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Royal Invest International Corp.  For more information regarding these risks and uncertainties, review Royal Invest International Corp. filings with the Securities and Exchange Commission.